EXHIBIT 10.3

DESCRIPTION OF AMENDMENT TO EMPLOYMENT LETTER

On May 5, 2010, an original offer letter was provided to Adriaan van Zyl and subsequently amended. The summary below represents the understanding of the parties as of July 1, 2012 with respect to employment of Mr. van Zyl [Note: Mr. van Zyl resigned on January 3, 2014]:

•	Base compensation: $220,000 per year, reviewed annually;

•
Annual bonus target of 30% of annual salary payable in any combination of cash or restricted stock units of common stock of BofI Holding, Inc. (“RSUs”) with performance evaluated and bonus paid semi-annually. The amount of the bonus may be reduced to zero or increased above 30% for outstanding performance at any time based solely upon the judgment and discretion of the CEO or the Board. The RSUs granted for bonus will vest over future employment service, generally within three years, and the mix of cash and RSUs may change at the discretion of the CEO or the Board.

•
Severance, in the event of a change of control, during the term of employment. If within two (2) years after a Change in Control, employment is terminated by the Bank of the Bank’s successor other than for Cause then the Bank shall pay a single severance payment as soon as practicable after the termination, but in no event later than thirty (30) days thereafter, an amount of cash equal to one year of then current base salary and any outstanding unvested equity incentive awards shall become immediately and fully vested.

For purposes of this severance payment, a termination for cause is a termination by reason of:

i.
material failure to perform or habitual neglect of material duties and which, for any such failure that is remediable, or can be cured going forward, is not remedied or cured within a reasonable period of time after notification of such failure;

ii.
conviction by a court of competent jurisdiction of a felony involving acts of fraud, embezzlement, dishonesty or moral turpitude which materially adversely affects Bank's reputation in the community or which evidences your lack of moral fitness;

iii.
commitment of an act which causes termination of coverage under Bank's Banker Blanket Bond as to you personally, as distinguished from termination of coverage as to the Bank as a whole or as to other officers of the Bank;

iv.	if Bank is closed or taken over by any of the bank regulatory authorities having jurisdiction over Bank's activities as a result of actions taken by you; or

v.	if any bank regulatory authority should successfully exercise its cease and desist power to remove you from office; and

vi.	the termination for cause reasons set forth in 12 C.F.R. § 563.39(b)(l).

For purposes of this change of control severance payment, a "change in control" shall occur in any of the following circumstances:

i.
Fifty-one percent (51%) or more of the outstanding voting stock of BofI Holding, Inc., the Bank's parent company, as of the date of this Agreement is acquired or beneficially acquired (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, or any successor rule thereto) by any person or entity in a transaction other than a public offering of the voting stock of BofI Holding, Inc., or a new equity offering in exchange for stock of BofI Holding, Inc.;

ii.
BofI Holding, Inc. is merged or consolidated with or into another corporation and the current shareholders or any person who obtains shares through the estate or personal administrator of any current BofI Holding, Inc.’s shareholder, in the aggregate, hold less than fifty percent (50%) of the voting stock of the surviving entity or its parent corporation immediately after the merger or consolidation; or

iii.	All or substantially all of the assets of BofI Holding, Inc. are sold or otherwise transferred to any person or entity in one transaction or a series of transactions.

•	Three (3) weeks of annual vacation per year.